Special Shareholder Meeting

Unaudited

On November 14, 2012, a Special Meeting of the Shareholders of John Hancock Funds II and each of its series was held at 601 Congress Street, Boston, Massachusetts, for the purpose of considering and voting on the following proposal:

Proposal: Election of thirteen (13) Trustees as members of the Board of Trustees of John Hancock Funds II.

	TOTAL VOTES	TOTAL VOTES WITHHELD
	FOR THE NOMINEE	FROM THE NOMINEE
Independent Trustees
Charles L. Bardelis	7,616,504,618.81	68,337,736.33
Peter S. Burgess	7,615,970,679.45	68,871,675.70
William H. Cunningham	7,617,896,790.36	66,945,564.78
Grace K. Fey	7,615,778,673.96	69,063,681.18
Theron S. Hoffman	7,615,274,624.90	69,567,730.24
Deborah C. Jackson	7,613,243,797.95	71,598,557.20
Hassell H. McClellan	7,613,775,261.17	71,067,093.97
James M. Oates	7,609,760,388.78	75,081,966.36
Steven R. Pruchansky	7,616,850,614.43	67,991,740.71
Gregory A. Russo	7,622,347,084.59	62,495,270.55
Non-Independent Trustees
James R. Boyle	7,622,433,052.00	62,409,303.15
Craig Bromley	7,617,300,092.72	67,542,262.42
Warren A. Thomson	7,620,483,794.58	64,358,560.56